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                                                                    Exhibit 21.1

                         Subsidiaries of Registrant
                         --------------------------

Lantronix International AG Switzerland

Lantronix Europe GmbH

Lantronix Deutschland GmbH

Lantronix UK Ltd.

Lantronix Singapore

Acola GmbH

Lantronix International, Inc.